UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 22, 2006

ENTERPRISE FINANCIAL SERVICES CORP
(Exact name of registrant as specified in its charter)

Delaware	001-15373	43-1706259
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Meramec, St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
(314) 725-5500

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

          On March 22, 2006, Enterprise Financial Services Corp (“Enterprise”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with NorthStar Bancshares, Inc. (“NorthStar”), NorthStar Bank N.A. (“Bank”), Leland M. Walker, as representative of the sellers (“Seller Representative”), and Igloo Acquisition, Inc., a direct wholly-owned subsidiary of Enterprise (“Acquisition”).

          In accordance with the terms and subject to the conditions of the Merger Agreement, NorthStar will merge with and into Acquisition.  The NorthStar shareholders (“Sellers”) will receive cash and shares of Enterprise common stock. The aggregate consideration for the acquisition of NorthStar is $36,000,000.00 payable (i) in cash to NorthStar in an amount necessary to purchase certain employee stock options whose holders elect to take cash in an amount equal to $27.50 per share, less the option exercise price; (ii) in cash to Sellers who own less than 1,000 NorthStar shares; and (iii) in cash and Enterprise common stock to Sellers who own 1,000 or more NorthStar shares.

          The number of shares of Enterprise common stock to be issued will be adjusted based on the Market Price (average stock price during the twenty (20) trading days ending two (2) days before closing), at fixed prices of $23.40, $28.60 or the Market Price, if the Market Price is in the $20.80 to $31.20 range, or at the Market Price plus or minus $2.60 if the Market Price is outside of that range.  Sellers owning 1,000 shares or more of NorthStar stock will receive a portion of their purchase price (80%) in stock and the remainder (20%) in cash, provided that if the Market Price falls below $20.80, Enterprise may elect to reduce the percentage of total stock issued to no less than 50% of the total purchase price.  Enterprise will have a right of first refusal to repurchase any of its common stock proposed to be sold by Sellers during the first two years after closing at the then-current market price.

          NorthStar and the Bank have made customary representations and warranties to Enterprise in the Merger Agreement, and the Merger Agreement also contains customary conditions to closing.

The parties will enter into an escrow agreement (the “Escrow Agreement”) at the closing. The Escrow Agreement encompasses two escrow funds:
•

One fund of $2,500,000 secures the obligation to indemnify Enterprise for breaches of representations and warranties and other indemnification obligations (less a “basket” of $180,000), and terminates fifteen months after closing.

•

A second fund secures collection of the portions of certain Bank loans for which Enterprise questions collectibility, to be listed as an exhibit to the escrow agreement. Amounts in this fund not collected on the listed loans within twelve months after closing will be paid to Enterprise.

Each Seller will contribute his/her/its proportionate share to the escrow funds, with all cash deposited for Sellers receiving all cash in the merger, and all stock deposited for Sellers who receive cash and stock in the merger.

          At the closing, Enterprise also will enter into employment agreements (the “Employment Agreements”) with Leland Walker, Robert Barker, and Michael Bartkoski.  Enterprise will also enter into nonsolicitation agreements (the “Nonsolicitation Agreements”) with each of the directors of NorthStar restricting solicitation of NorthStar employees and customers for two years.

          The foregoing descriptions of the Merger Agreement, the merger and the ancillary documents contemplated by the Merger Agreement are qualified in their entirety by reference to the Merger Agreement, and the forms of Employment Agreements, Nonsolicitation Agreement, and Escrow Agreement, copies of which are attached as Exhibits 2.1, 10.1, 10.2, and 10.3 respectively, and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

          Pursuant to the Merger Agreement, Enterprise has agreed to issue shares of its common stock to certain Sellers at the closing.  The number of shares of Enterprise’s common stock issued at the closing will comprise approximately eighty percent (80%) of the total purchase consideration paid to those NorthStar shareholders who own more than 1,000 shares based on the valuation methodology described in Item 1.01 above, or, if the Market Price for such shares falls below $20.80, the percentage of common stock paid to such Sellers will constitute no less than fifty percent (50%) of the total consideration.

          All such shares will be issued by Enterprise in reliance upon an exemption from registration set forth in Section 4(2) and Rule 506 of the Securities Act of 1933.  The issuance and sale of the shares will be undertaken without general solicitation or advertising. Each recipient of shares will represent to Enterprise that, among other things, such person is acquiring the shares for investment purposes only and not with a view toward public distribution. As a result, the shares will be “restricted securities” and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  Certificates evidencing the shares will contain a legend to that effect.

Item 7.01 Regulation FD Disclosure.

          On March 23, 2006, the Company issued a press release announcing the execution of the Purchase Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

	2.1	Agreement and Plan of Merger, dated March 22, 2006, by and among Enterprise, Acquisition, NorthStar, Bank, and Seller Representative.

	10.1	Forms of Employment Agreements with Leland Walker, Robert Barker, and Michael Bartkoski, to be executed and delivered at the closing.

	10.2	Form of Nonsolicitation Agreement with each NorthStar director, to be executed and delivered at the closing.

	10.3	Form of Escrow Agreement between an escrow agent and Seller Representative, to be executed and delivered at the closing.

	99.1	Text of Press Release, dated March 23, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERPRISE FINANCIAL SERVICES CORP

Date: March 23, 2006	By:	/s/ Kevin C. Eichner

Kevin C. Eichner
Chief Executive Officer

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